Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Incorporation
Nuveen Global Cities REIT LP, LLC	Delaware
Nuveen Global Cities REIT OP, LP	Delaware
NR Kirkland Crossing LLC	Delaware
NR 844 North LLC	Delaware
NR Denver Industrial Portfolio LLC	Delaware
NR Defoor Hills LLC	Delaware
NR Tacara at Steiner Ranch LLC	Delaware
NR ECF Investor Ltd	Cayman Islands
NR Main Street At Kingwood LLC	Delaware
NR APCF Investor Ltd.	Cayman Islands
NR East Sego Lily LLC	Delaware
Nuveen Global Cities REIT Lending LLC	Delaware
NR 9725 Datapoint LLC	Delaware
NR Globe Street Industrial LLC	Delaware
NR Massachusetts REIT Member LLC	Delaware
NR 1 National Street LLC	Delaware
NR MOB 1335 North Mill Street LLC	Delaware
NR MOB 4600 Bill Gardner Parkway LLC	Delaware
NR San Antonio Industrial Building LLC	Delaware